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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-91411
Registration No. 333-09115

Subject to completion, dated November 13, 2001

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 21, 1999)

$  00,000,000
First Mortgage Bonds
      % Series Due 20

The Bonds will bear interest at       % per year. The Bonds will mature on November  , 20  . We will pay interest on the Bonds on May  and November  of each year, beginning May  , 2002.

We may redeem some or all of the Bonds at any time at the redemption prices described under DESCRIPTION OF THE BONDS—Optional Redemption.

We will not make application to list the Bonds on any securities exchange or to include them in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Company Before Expenses

Per Bond		%		%		%

Total	$		$		$

(1)
Plus accrued interest from November  , 2001, if settlement occurs after that date.

The Bonds will be ready for delivery in book-entry form only through The Depository Trust Company on or about November  , 2001.

JPMorgan	Salomon Smith Barney
Barclays Capital
Deutsche Banc Alex. Brown
Banc One Capital Markets, Inc.
Tokyo-Mitsubishi International plc

November  , 2001

ABOUT THIS PROSPECTUS SUPPLEMENT

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Bonds we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Bonds we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Bonds in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus. You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further

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information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

  •
  Annual Report on Form 10-K for the year ended March 31, 2001.

  •
  Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Investor Relations
  PacifiCorp
  825 NE Multnomah
  Portland, Oregon 97232-4116
  Telephone (503) 813-5000

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FORWARD-LOOKING INFORMATION

    We have included certain information in this document which is "forward-looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statement.

    Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including our Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement, and we refer you to those reports for further information.

    Our business and financial condition is influenced by factors, including:

  •
  utility commission practices;

  •
  political developments;

  •
  regional, national and international economic conditions;

  •
  weather and behavioral variations affecting customer usage;

  •
  competition and supply in bulk power and natural gas markets;

  •
  hydroelectric and natural gas production;

  •
  coal quality and prices;

  •
  unscheduled generation outages;

  •
  disruption or constraints to transmission facilities;

  •
  hydro-facility relicensing;

  •
  energy purchase and sales activities;

  •
  environmental, regulatory and tax legislation, including industry restructuring and deregulation initiatives, and the June 19, 2001 order of the Federal Energy Regulatory Commission introducing a price cap mechanism;

  •
  nonperformance by counterparties;

  •
  technological developments in the electricity industry; and

  •
  the cost and availability of debt and equity capital.

    All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of the Company. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the Company.

    Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

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PROSPECTUS SUPPLEMENT SUMMARY

    In this prospectus supplement, the words "Company," "we," "our" and "us" refer to PacifiCorp, an Oregon corporation, and its predecessors.

    The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE BONDS section of this prospectus supplement and the DESCRIPTION OF ADDITIONAL BONDS section of the base prospectus contain more detailed information regarding the terms and conditions of the Bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

About PacifiCorp

    The Company is an electricity company in the United States. We conduct our retail electric utility business as Pacific Power and Utah Power, and engage in power production and sales on a wholesale basis under the name PacifiCorp. We serve approximately 1.5 million retail customers in service territories aggregating about 135,800 square miles in portions of six western states: Utah, Oregon, Wyoming, Washington, Idaho, and California. The service area's diverse regional economies range from rural, agricultural and mining areas to urbanized manufacturing and government service centers. The Company owns or has interests in generating plants with an aggregate nameplate rating of 8,280 megawatts (MW) and plant net capability of 7,832 MW.

    Our strategic business plan is to focus on our energy businesses in the western United States. As part of our strategic business plan, we have sold most of our other United States and international businesses, and have terminated all of our business development activities outside of the United States.

    On November 29, 1999, the Company and Scottish Power plc (ScottishPower) completed a merger under which the Company became an indirect subsidiary of ScottishPower (the Merger). The Company continues to operate under its current name, and our headquarters remains in Portland, Oregon. As a result of the Merger, the Company became part of a registered holding company system. As a consequence, our operations are now subject to the requirements and restrictions of the Public Utility Holding Company Act of 1935, as amended.

    Our address and telephone number are PacifiCorp, 825 NE Multnomah, Portland, Oregon 97232-4116, Telephone (503) 813-5000.

    For additional information about our Company, see OUR BUSINESS and WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

Recent Developments

Purchased Power Costs

    The Company has been experiencing the adverse effect of unusually high volatility in market prices for power. The balance of energy supply and demand has tightened considerably in the last year due to generation facility outages in the region (including the unscheduled outage of the Company's 430 MW Hunter unit in November 2000), lower hydro availability, higher natural gas prices and growth in demand in large part due to economic growth. In light of these market conditions in the western United States, the Company took certain measures to mitigate its risk of power shortages. These measures included entering into contracts to purchase power to ensure adequate resources both to meet load requirements and to provide reserves to offset the risk of any generation outages.

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    In this connection, one of our objectives has been to manage our load and resources so that any excess power in off-peak demand periods can be sold into the market to offset the cost of power purchases required for peak demand periods. However, the forward prices of energy have dropped dramatically, decreasing the value of off-peak power. There were various causes of the decline in energy prices, including low summer demand, increased plant availability, conservation measures, and the introduction of a price cap mechanism by the Federal Energy Regulatory Commission (FERC).

    As a result of the lower forward prices currently prevailing, our committed power purchases in excess of our requirements will result in sales into the short-term spot market for amounts expected to be substantially less than our average costs. These power purchases in excess of our requirements are expected to occur primarily in the shoulder hour periods (early morning and late evening). The impact of these purchases on the Company will depend on the market prices for electricity at the time any excess power is sold and the amounts we can recover through regulated rates. We are seeking rate increases to mitigate the impact of these purchases, but are unable to determine the amount of the increases, if any, that may ultimately be granted.

    The extreme volatility in short-term and spot market prices has also adversely affected our financial results. Our purchased power costs were $1.5 billion for the six months ended September 30, 2001, an increase of $506 million or 51% over the same period in 2000. In addition, these higher costs contributed to a $534 million decrease in operating cash flow. See SUMMARY MANAGEMENT'S DISCUSSION in this prospectus supplement for additional information concerning the Company's financial results. Purchased power costs in addition to the amounts expensed were also incurred, but have been deferred for recovery in the future pursuant to the regulatory orders described below.

Deferred Power Cost Filings

    We have received regulatory orders from the commissions in the states of Oregon, Utah, Wyoming and Idaho allowing deferral of certain excess power costs as a regulatory asset for future recovery in rates, depending upon the subsequent actions of the relevant commissions. At September 30, 2001, we had deferred approximately $157 million of excess power costs in Oregon, $105 million in Utah, $92 million in Wyoming and $37 million in Idaho.

    The Company's various applications for deferral or recovery of excess power costs are pending and are subject to the uncertainties of the regulatory process. We are unable to predict the ultimate outcome of those proceedings. However, if the Company is unable to recover its deferred excess power costs in future rates, it would be required to write off any unrecoverable deferred amounts.

Oregon

    In July and August 2001, the Oregon Public Utility Commission (OPUC) established parameters for determining the amount of excess power costs that we may defer. While we have appealed parts of the OPUC order, as noted above we have deferred $157 million of excess power costs in Oregon through September 2001. We have also reached agreement with regard to the deferral of net power costs after September 2001, which would allow deferral of the difference between 83% of actual net power costs and the baseline amounts included in tariffs. We are required, as part of an agreement in the Oregon rate case, to file a new net power cost recovery model by the end of November 2001. We are permitted to propose a permanent power cost recovery mechanism as a part of that filing. The OPUC authorized a 3%, or $22.8 million, rate increase effective February 1, 2001 for recovery of deferred power costs, subject to refund pending a prudence review of these expenditures. In October 2001, the OPUC

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suspended our request for an additional 3% increase pending completion of the prudence review.

Utah

    In August and September 2001, we also filed for a rate increase in Utah to recover $104 million of deferred excess power costs relating to the outage of our Hunter plant and for deferral of $109 million of excess power costs not related to the Hunter outage.

Wyoming

    In Wyoming, we have filed for recovery, over a 12-month period, of $47 million of deferred excess power costs incurred through June 2001. On November 8, 2001, the Wyoming commission ruled that the Company's excess power costs relating to the Hunter outage had not been properly included in the Company's filing as a matter of procedure, but such costs, which constitute a significant portion of the $47 million, could be addressed in another filing. The Company intends to file a motion for reconsideration of this ruling.

Idaho

    We expect to make a filing in Idaho within the next few months to seek recovery of our deferred excess power costs in the state.

Rate Increases

    In addition to seeking deferral and recovery of excess power costs, we have been pursuing general rate increases in jurisdictions where we have not earned an appropriate rate of return. Our filings have included general rate cases in Oregon, Utah and Wyoming, and a request for an interim rate increase in California.

    In September 2001, we received a $64.4 million rate increase in Oregon. We also received a $40.5 million rate increase in Utah during September 2001. The increase in Utah was $29.5 million lower than the interim rate increase we received in February 2001. On November 2, 2001, the Utah commission authorized the Company to continue to collect the $29.5 million annually, subject to refund, pending further review. Hearings are scheduled in January 2002, but are expected to be rescheduled to April 2002.

Transfer of Subsidiaries

    Since the Merger in 1999, the Company has continued to focus on its energy businesses in the western United States. As part of our strategic business plan, we sold our operations in Australia, including Powercor Australia Ltd., an electricity distributor in Victoria, in September 2000. We have also terminated our business development activities outside of the United States and disposed of investments not directly related to our domestic utility operations.

    In this connection, the Company has received approval from FERC and each state regulatory commission having jurisdiction, except California, for a restructuring involving the transfer of all of the Company's common stock to a new subsidiary of ScottishPower named PacifiCorp Holdings, Inc. (PHI). Upon receipt of the final approval, PHI would become the direct corporate parent of the Company and we plan to transfer our subsidiaries, PacifiCorp Group Holdings Company (PGHC) and PacifiCorp Financial Services, Inc., to PHI. These transfers are intended to further separate our regulated utility operations from the non-utility activities of these subsidiaries. The proforma impact of these transfers is shown in our most recent Quarterly Report on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION. See USE OF

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PROCEEDS in this prospectus supplement for information concerning the repayment by the Company of amounts owed to PGHC prior to its transfer to PHI.

    For additional information about the regulatory issues affecting our Company, see OUR BUSINESS—Regulation and WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

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The Offering

Issuer	PacifiCorp
Amount of Bonds Offered	$ 00,000,000 aggregate principal amount of % Series due 20 .
Ranking
The Bonds will be secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to certain excepted encumbrances. The Bonds will be equally and ratably secured with all other bonds issued under the Mortgage.
Maturity	November , 20 .
Interest Rate	% per annum.
Ratings	The Bonds are rated A2 by Moody's Investors Service, Inc. and rated A by Standard & Poor's Rating Services.
Interest Payment Dates	May and November , commencing on May , 2002.
Optional Redemption	We may redeem some or all of the Bonds at any time at the redemption prices described in DESCRIPTION OF THE BONDS—Optional Redemption.
No Listing of the Bonds	We do not plan to make application to list the Bonds on any securities exchange or to include them in any automated quotation system.
Use of Proceeds
We intend to use the net proceeds from the sale of the Bonds for general corporate purposes, including the repayment of short-term debt borrowed from subsidiaries that are to be transferred to an affiliate and commercial paper. See USE OF PROCEEDS in this prospectus supplement.
Further Issuances	The Bonds will be limited initially to $ in aggregate principal amount. We may, however, "reopen" the Bonds and issue an unlimited principal amount of additional Bonds of this series in the future.
Mortgage Trustee	JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank).

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USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the Bonds for general corporate purposes, including the repayment of debt. The debt to be repaid is expected to include a portion of our short-term debt, including amounts borrowed from our subsidiaries and commercial paper. At September 30, 2001, our $195.7 million of outstanding commercial paper had a weighted average maturity date of 13 days and a weighted average interest rate of 3.29%. At that date, the Company had $489 million of demand loans from PGHC with a weighted average interest rate of 3.48%, which we intend to repay with the proceeds of this offering. The Company expects to transfer PGHC to PHI after PHI becomes the direct corporate parent of the Company.

CAPITALIZATION

    The table below shows our capitalization on a consolidated basis as of September 30, 2001. The "As Adjusted" column reflects our capitalization after giving effect to this offering of Bonds, and the use of the net proceeds from this offering. You should read this table along with the financial statements contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement. All dollar amounts are in millions.

	September 30, 2001
	Actual		As Adjusted
	Amount	%	Amount %
	(unaudited)		(unaudited)
Short-Term Debt (1)	$195.7	2.8%
Long-Term Debt Currently Maturing	139.6	2.0
Long-Term Debt	2,776.8	39.7

	3,112.1	44.5
Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures	341.4	4.9
Preferred Stock Subject to Mandatory Redemption	74.1	1.1
Redeemable Preferred Stock	41.3	0.6
Common Equity	3,417.1	48.9

Total	$6,986.0	100.0%	100.0%

(1)
Excludes short-term advances from subsidiaries totaling $500 million at September 30, 2001 that are eliminated in consolidation. See USE OF PROCCEDS for information concerning repayment of certain of these advances.

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CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Years Ended March 31,		Years Ended December 31,
Six Months Ended September 30, 2001	2001	2000	1998	1997	1996
2.7x	1.4x	1.5x	1.4x	1.7x	2.5x

    For purposes of this ratio, earnings are the sum of income from continuing operations, taxes based on income from continuing operations, minority interest in the income of majority- owned subsidiaries that have fixed charges, fixed charges and undistributed income of less than 50% owned affiliates without loan guarantees. Fixed charges consists of consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.

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OUR BUSINESS

    The following summary of our business is qualified in its entirety by reference to the detailed information incorporated in this prospectus supplement by reference. See WHERE YOU CAN FIND MORE INFORMATION.

Overview

    The Company is an electricity company in the United States. The Company conducts its retail electric utility business as Pacific Power and Utah Power, and engages in power production and sales on a wholesale basis under the name PacifiCorp. Pacific Power and Utah Power provide electric service within their respective service territories. Power production, wholesale sales, fuel supply and administrative functions are managed on a coordinated basis.

    The Company's strategic business plan is to focus on its energy businesses in the western United States. As part of its strategic business plan, the Company has sold most of its other United States and international businesses, and has terminated all of its business development activities outside of the United States.

    On November 29, 1999, the Company and ScottishPower completed a merger under which the Company became an indirect subsidiary of ScottishPower (the Merger). The Company continues to operate under its current name, and our headquarters remains in Portland, Oregon. As a result of the Merger, the Company became part of a registered holding company system. As a consequence, our operations are now subject to the requirements and restrictions of the Public Utility Holding Company Act of 1935, as amended.

    The geographical distribution of the Company's retail electric operating revenues for the year ended March 31, 2001 was Utah, 38%; Oregon, 33%; Wyoming, 13%; Washington, 8%; Idaho, 6%; and California, 2%.

Customers

    The Company serves approximately 1.5 million retail customers in service territories aggregating about 135,800 square miles in portions of six western states: Utah, Oregon, Wyoming, Washington, Idaho, and California. The service area's diverse regional economies range from rural, agricultural and mining areas to urbanized manufacturing and government service centers. No one segment of the economy dominates, which mitigates exposure to economic swings. In the eastern portion of the service area, Wyoming and eastern Utah, the main industrial activities are mining and extracting coal, oil, natural gas, uranium, and oil shale. In the western part of the service territory, mainly consisting of Oregon and southeastern Washington, the economy generally revolves around agriculture and manufacturing, with pulp and paper, lumber and wood products, food processing, high technology, and primary metals being the largest industrial sectors.

    As a result of the geographically diversified area of operations, the Company's service territory has historically had complementary seasonal load patterns. In the western sector, customer demand peaks in the winter months due to space heating requirements. In the eastern sector, customer demand peaks in the summer when irrigation and cooling systems are heavily used. Many factors affect per customer consumption of electricity. For residential customers, within a given year, weather conditions are the dominant cause of usage variations from normal seasonal patterns. However, the price of electricity is also considered a significant factor. In response to recent region-wide electricity supply shortages, the Company is actively promoting electricity conservation programs, which may cause usage variations.

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    During 2001, no single retail customer accounted for more than 2% of the Company's retail utility revenues and the 20 largest retail customers accounted for 15% of total retail electric revenues.

Competition

    In many cases, customers have the option to switch energy sources for heating and air conditioning. In addition, certain of the Company's industrial customers are seeking choice of suppliers, options to build their own generation or cogeneration, or the use of alternative energy sources such as natural gas. When a competitive marketplace exists, customers will make their energy purchasing decision based upon many factors, including price, service and system reliability.

    During 2001, the Company continued to operate its electricity distribution and retail sales business as a regulated monopoly throughout most of its franchise service territories. However, the Company anticipates increasing competition, principally as a result of industry restructuring, deregulation and increased marketing by alternative energy suppliers.

    The Energy Policy Act, passed in 1992, opened wholesale competition to energy brokers, independent power producers and power marketers. In 1996, the FERC ordered all investor-owned utilities to allow others access to their transmission systems for wholesale power sales (open access). This access must be provided at the same price and on the same terms that the utilities would apply to their own wholesale customers. The Company is working with nine other utilities, including the federal Bonneville Power Administration (BPA), to form a regional transmission organization. See Regulation—Regional Transmission Organization below. Competition is also influenced by availability and price of alternate energy sources and the general demand for electrical power.

    The Company believes that the regulatory initiatives that are underway in each of the states it services may eventually bring competition for electricity generation services. This change in the regulatory structure may significantly affect the Company's future financial position, results of operations and cash flows. The Company intends to seek regular price increases to the extent it earns less than its allowed rate of return. See Regulation below.

Power and Fuel Supply

    The supply of power has not kept pace with the growing demand in the western United States and the Company is experiencing the effect of high volatility in market prices for power associated with this shortage. Prices paid by the Company to provide certain load balancing resources to supply its load may from time to time exceed the amounts it receives through retail rates and wholesale prices. See the SUMMARY MANAGEMENT'S DISCUSSION section of this prospectus supplement.

    The Company owns or has interests in generating plants with an aggregate nameplate rating of 8,280 MW and plant net capability of 7,832 MW. Under average water conditions, the Company would expect that approximately 5% of its energy requirements for 2002 would be supplied by its hydroelectric plants and 67% by its thermal plants. The balance of 28% would be obtained under long-term purchase contracts, and interchange and other purchase arrangements. However, the Pacific Northwest is experiencing a period of decreased rainfall, which has resulted in less favorable hydroelectric generation. These conditions may cause the hydroelectric expectations not to be met, as the needs of fish migration and irrigation could utilize water that otherwise would be used to produce electricity. During 2001, approximately 4% and 60% of the Company's energy requirements were supplied by its hydroelectric and thermal generation plants, respectively, and the remaining 36% by purchased power. Thermal

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generation's contribution to energy requirements was reduced by the sale of the Centralia plant in May of 2000 and the Hunter unit outage. This outage occurred on November 24, 2000 and continued until May 2001.

    The Company's generating facilities are interconnected through its own transmission lines or by contract through the lines of others. Substantially all generating facilities and reservoirs located within the western states are managed on a coordinated basis to obtain maximum load carrying capability and efficiency.

    As of March 31, 2001, the Company had 229 million tons of recoverable coal reserves that are owned and mined by the Company or its affiliates. The coal from these reserves is dedicated to Company generation plants that are near the mines. During 2001, these mines supplied approximately one half of the Company's total coal requirements. Coal is also acquired through long-term and short-term contracts. The Company has also entered into long-term and short-term natural gas contracts to supply its generation plants that use natural gas with the fuel needed for operations.

Wholesale Sales and Purchased Power

    Wholesale sales of power contribute significantly to total revenues even though the Company has scaled back wholesale sales from 1998 levels. The Company's wholesale sales complement its retail business and enhance the efficient use of its generating capacity over the long term.

    The Company's transmission system connects with other utilities in the Pacific Northwest having low-cost hydroelectric generation and with utilities in California and the southwestern United States having higher-cost, fossil-fuel generation. The transmission system is available for common use consistent with open access regulatory requirements. If the Company is in a surplus power position, the Company is able to sell excess generation into the wholesale market.

    In addition to its base of thermal and hydroelectric generation assets, the Company utilizes a mix of long-term and short-term firm power purchases and nonfirm purchases to meet its load obligations and to make sales to other utilities. See the SUMMARY MANAGEMENT'S DISCUSSION section of this prospectus supplement for information concerning the high prices recently incurred by the Company for its purchases of power.

Projected Demand

    The Company continues to experience economic growth in several portions of its service territory and retail energy sales for the Company have grown at a compound annual rate of 2.1% since 1995. Future increases in demand are dependent upon several factors, including the impact of Demand Side Management programs and higher prices. The Company plans for resources to meet its current and expected retail and wholesale load obligations. Resource availability, price volatility and load volatility may materially impact power costs to the Company.

    During the period 2000 - 2005, the average annual growth in retail MWh sales in the Company's franchise service territories is estimated to be about 1.7%, excluding the potential effects of decreased demand resulting from conservation efforts and higher prices. Because of price increases throughout the region, the Company anticipates that demand growth will slow or may even reverse. During this period, the Company may lose retail energy sales to other suppliers in connection with deregulation of the electric industry. As the electric industry evolves toward deregulation, the Company expects to have opportunities to sell any excess power in wholesale markets. The Company's actual results will be determined by a variety of

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factors, including the outcome of deregulation in the electric industry, economic and demographic growth, and competition.

Environmental Issues

    Federal, state and local authorities regulate many of the Company's activities pursuant to laws designed to restore, protect and enhance the quality of the environment. These laws have increased the cost of providing electric service. The Company is unable to predict what material impact, if any, future changes in environmental laws and regulations may have on the Company's consolidated financial position, results of operations, cash flows, liquidity, and capital expenditure requirements.

    All of the Company's mining operations are subject to reclamation and closure requirements. The Company monitors these requirements and annually revises its cost estimates to meet existing legal and regulatory requirements of the various jurisdictions in which it operates. Compliance with future requirements could result in higher expenditures for both capital improvements and operating costs.

    In 1999, the Environmental Protection Agency (EPA) commenced enforcement actions alleging violations of New Source Review requirements by the owners of certain coal-fired generating plants in the eastern and mid-western United States. The Company is not part of that action. However, in December 2000, the EPA notified the Company that it is investigating similar issues at four of the Company's coal plants with an aggregate nameplate rating of 2,708.6 MW and plant net capability of 2,532.0 MW. The Company is cooperating with that investigation by gathering and providing requested information to the EPA.

Regulation

  General

    The Company is subject to the jurisdiction of public utility regulatory authorities of each of the states in which it conducts retail electric operations as to prices, services, accounting, issuance of securities and other matters. The Company is a "licensee" and a "public utility" as those terms are used in the Federal Power Act (FPA) and is, therefore, subject to regulation by the FERC as to accounting policies and practices, certain prices and other matters. Most of the Company's hydroelectric plants are licensed as major projects under the FPA and certain of these projects are licensed under the Oregon Hydroelectric Act. As a result of the Merger, the Company is also subject to the requirements and restrictions of the Public Utility Holding Company Act of 1935, as amended (1935 Act).

  Hydroelectric Facilities

    The Company's hydroelectric portfolio consists of 53 plants that include 87 generating units with a total capacity of approximately 1,100 MW. Ninety-seven percent of the installed capacity is regulated by the FERC through 20 individual licenses. These projects account for about 14% of the Company's total generating capacity and provide operational benefits such as peaking capacity, generation, spinning reserves and voltage control.

    Nearly all of the Company's hydroelectric projects are in some stage of relicensing under the FPA. The relicensing process is an extremely political and public regulatory process that involves controversial resource issues. In the new licenses, the FERC is expected to impose conditions designed to address the impact of the projects on fish and other environmental concerns. In addition, under the FPA and other laws, the state and federal agencies and tribes have mandatory conditioning authorities that give them significant influence and control in the relicensing process. It is extremely difficult to determine the economic impact of these

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mandates, but capital expenditures and operating costs are expected to increase in future periods while generation losses may result due to environmental and fish concerns.

  State Proceedings

    The Company also has various proceedings pending before its state regulatory commissions, including requests for recovery of deferred net power costs that vary from costs included in determining retail rates in the states of Utah, Oregon and Wyoming, a request for an interim rate increase in California, deregulation proceedings in Oregon, and a proposed plan to change the Company's legal and regulatory structure. In connection with its net power cost proceedings, the Company had deferred for future recovery $157 million of costs in Oregon, $105 million in Utah, $92 million in Wyoming and $37 million in Idaho as of September 30, 2001. The Company has also filed to defer an additional $109 million of excess power costs in Utah. The Company is unable to predict the ultimate outcome of these proceedings. However, if the Company is unable to recover its deferred excess power costs in future rates, it would be required to write off any deferred amounts, which could have a material adverse impact on the Company's results of operations.

    The Company received a $8.9 million rate increase in Wyoming effective August 1, 2001 and a $7.6 million rate increase in Oregon effective July 1, 2001. The Company's request for a $7.4 million interim rate increase in California is pending.

    During 1999, Oregon Senate Bill 1149 (SB 1149) was enacted in Oregon requiring competition for industrial and large commercial customers of both the Company and Portland General Electric Company by October 1, 2001. SB 1149 authorizes the Oregon Public Utility Commission (OPUC) to make decisions on a variety of important issues, including the method for valuation of stranded costs or benefits. The Company continues to participate in the OPUC proceedings to establish the rules and procedures that will implement the new law. On July 1, 2001, the Oregon Legislature approved, and the governor signed into law, a set of amendments that will delay implementation of SB 1149 until March 1, 2002 and require the Company to provide all customers with a cost-of-service rate option for an indefinite period. There is no provision for the OPUC to delay implementation past that date. Beginning July 1, 2003, the OPUC may waive the cost-of-service rate option for classes of customers if the OPUC finds that retail markets are functioning properly. The Company has begun collection of implementation costs that were incurred through March 31, 2001 and will commence the recovery of additional implementation costs on March 1, 2002. The Company collects interest on the balance until prudently incurred costs are fully recovered.

    In February 2001, the Company made its resource plan supplemental filing under SB 1149. This filing addressed the potential rate impacts and transition charges and credits associated with implementation of the resource plan options. The supplemental filing also proposed that the preferred plan for implementing direct retail access in Oregon would involve the restructuring proposal described below. The OPUC had adopted a temporary rule extending the decision date on the resource plan from April 1, 2001 to September 1, 2001. Current rules under consideration by the OPUC would extend the initial decision date on the resource plan to December 31, 2002. If those rules are adopted, the Company would file an updated resource plan by May 1, 2002.

  Structural Realignment Proposal

    On June 29, 2001, the Company completed its filings of a Structural Realignment Proposal with the utility commissions in Oregon, Utah, Wyoming, Washington and Idaho. A similar filing is planned for California. The proposed plan would change the Company's legal and regulatory structure and result in the creation of six state electric companies, a generation company that

S–16

also holds transmission assets and a service company, all subsidiaries of a new holding company. The proposal is designed to provide a permanent allocation of generation benefits and costs among states that will allow each to pursue the regulatory policies it deems appropriate without affecting customers in other states or treating shareholders unfairly. Approval for this proposal must be obtained from the utility commissions in Oregon, Utah, Wyoming, Washington, Idaho and California, as well as from the FERC and SEC, pursuant to the 1935 Act. Commission decisions regarding the conceptual proposal are targeted for the second quarter of fiscal year 2003. Additional proceedings to obtain approval of specific contracts and tariffs would follow.

    The proposed transfer of assets by the Company to these state electric companies would be required to be made in accordance with the terms of the Company's Mortgage. See DESCRIPTION OF ADDITIONAL BONDS—Release and Substitution of Property in the accompanying base prospectus. Any such assets that are released from the lien of the Mortgage would no longer serve as security for the Bonds.

  Regional Transmission Organization

    The Company, in conjunction with nine other utilities, is progressing in its effort to form a regional transmission organization (RTO West), in support of FERC Order 2000. The 10 members of RTO West will be Avista Corporation, BC Hydro, BPA, Idaho Power Company, Montana Power Company, Nevada Power Company, PacifiCorp, Portland General Electric Company, Puget Sound Energy, Inc. and Sierra Pacific Power Company. Creation of RTO West is subject to regulatory approvals from the FERC and the states served by these entities. RTO West plans to operate all transmission facilities needed for bulk power transfers and control the majority of the 60,000 miles of transmission lines owned by the entities. The members of RTO West continue to make progress on development of the elements of the detailed filing due to the FERC on March 1, 2002. The FERC considers RTO West to be the platform for the West with regard to its stated goal of an eventual western United States-wide RTO that would encompass all of the western states. As RTO West is continuing to develop, the Company cannot predict the impact of the formation of RTO West, if any, on the Company's future operations.

    For additional information concerning the regulatory issues affecting the Company, see PROSPECTUS SUPPLEMENT SUMMARY—Recent Developments and WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

    We have derived the selected financial information presented below from our audited consolidated financial statements for the years ended March 31, 2001 and 2000, and our unaudited consolidated financial statements for the six-month periods ended September 30, 2001 and 2000. As a result of the Company's merger with ScottishPower in November 1999, the Company changed its fiscal year end from December 31 to March 31. The Company has not included in the information below the Company's results for the three months ended March 31, 1999 or the year ended December 31, 1998. For additional information, you should read the selected financial information together with our consolidated financial statements contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

	Years Ended March 31,		Six Months Ended September 30,
	2001	2000	2001	2000
	(in millions)
Income Statement Information:
Revenues	$5,056.7	$3,986.9	$2,525.8	$2,461.4
Income From Operations	340.8	705.1	307.2	115.8
(Loss) Income From Continuing Operations Before Discontinued Operations	(88.2)	82.6	134.1	(82.0)
Discontinued Operations (Less Applicable Income Tax Expense)	—	1.1	146.7	—
(Loss) Income Before Cumulative Effect of Accounting Change	(88.2)	83.7	280.8	(82.0)
Cumulative Effect of Accounting Change (Less Applicable Income Tax Benefit)	—	—	(112.8)	—

Net (Loss) Income	(88.2)	83.7	168.0	(82.0)
Preferred Dividend Requirement	(17.9)	(18.9)	(8.8)	(9.2)

Earnings (Loss) on Common Stock	$(106.1)	$64.8	$159.2	$(91.2)

Other Information:
Net Cash (Used In) Provided by Operating Activities	$648.6	$758.6	$(100.4)	$434.2
	March 31,
	2001	2000	September 30, 2001
Balance Sheet Information:
Total Assets (1)	$11,134	$12,305	$11,132
Total Debt (2)	$3,199	$4,517	$3,112

(1)
On a proforma basis after the proposed transfer of PGHC to PHI, the Company would have had total assets of $10,488 million at September 30, 2001. Additional information concerning the proposed transfer is contained in the Company's most recent Quarterly Report on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

(2)
Excludes approximately $340 million of Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Debentures in all periods shown.

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SUMMARY MANAGEMENT'S DISCUSSION

    The following is a summary of MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (the MD&A Section) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the September 30, 2001 10-Q). The following summary is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the MD&A Section in the September 30, 2001 10-Q.

First Half 2002 vs First Half 2001

  Overview

    Our domestic electric operations had operating profit before interest and taxes of $279 million, representing a $46 million increase from the prior year. Excluding the $150 million favorable impact during the first half of 2002 of applying SFAS No. 133, domestic electric operations' operating profit before interest and taxes was $129 million, or a decrease of $104 million from the prior year. During the 2002 period, we experienced continued high short-term firm and spot market purchased power prices due to the imbalance of supply and demand in the region and forward purchases at higher than market prices.

    While these higher market prices contributed to increasing wholesale sales to $1.24 billion in 2002, a $428 million increase over 2001, this increase was more than offset by purchased power costs for wholesale and retail sales of $1.5 billion (net of $175 million of deferred excess power costs), representing a $506 million increase over 2001. Partially offsetting this increase in purchased power costs was $85 million in increased revenues due to retail price increases, a slight increase in residential and commercial volumes and higher wheeling revenues. Domestic electric operations had a $61 million, or 16%, increase in other operations, maintenance, administrative and general costs and taxes other than income taxes.

  Revenues

    Total domestic electric operations revenues increased $513 million, or 26%, to $2.5 billion in 2002. This increase was primarily attributable to increases in wholesale sales of $428 million.

    Residential revenues increased $23 million, or 6%. Growth in the average number of residential customers of 2% added $6 million to revenues. Price increases in Oregon, Utah and Wyoming added $18 million to revenues in 2002. Decreases in average usage of residential customers decreased residential revenues by $2 million.

    Commercial revenues increased $23 million, or 7%. Price increases in Oregon, Utah and Wyoming added $9 million to revenues in 2002. Growth in the average number of commercial customers of 2% added $9 million to revenues and volume increases of 3% added $5 million to revenues.

    Industrial revenues were comparable to the prior year. Price increases in Oregon, Utah and Wyoming added $19 million to revenues. Partially offsetting this increase was a reduction of 5% in energy volumes sold that resulted in $16 million in lower revenues, and decreased irrigation usage that lowered revenues by $3 million.

    Wholesale sales revenues increased $428 million, or 52%. Sales prices for short-term firm and spot market sales averaged $149 per MWh in 2002, an increase from the average of $80 per MWh in 2001, resulting in a $448 million increase in revenues. A 4% increase in short-term and spot market sales volumes drove a $50 million increase in revenues. Long-term firm contract sales averaged $43 per MWh in 2002, an increase from the average of $38 per MWh in 2001, resulting in a $28 million increase in revenues. Partially offsetting these increases was

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the impact of the expiration of long-term firm sales contracts that drove a 35% decrease in long-term firm contract volumes and lowered wholesale revenues by $98 million in 2002.

    Other revenues increased $37 million, or 63%, primarily due to an increase in wheeling revenues from increased usage of the Company's transmission system by third parties.

  Operating Expenses

    Total domestic electric operating expenses increased $467 million, or 26%, to $2.24 billion in 2002. This increase was primarily attributable to increased purchased power expense due to increased prices on short-term firm and spot market purchased power and higher prices paid for forward purchases of short-term firm and spot market power delivered during the period. Partially offsetting this expense increase was a reduction in operating expenses of $150 million for the first half of 2002 resulting from the implementation of SFAS No. 133.

    Purchased power expense was $1.5 billion, an increase of $506 million, or 51%. Higher prices on short-term firm and spot market purchases increased purchased power expense by $509 million. The increase is net of the effect of deferred accounting treatment of $175 million for power costs that vary from costs included in current rates. Short-term firm and spot market purchase prices averaged $157 per MWh in the first half of 2002, a 96% increase from the average of $80 per MWh in 2001. In addition, higher prices on long-term firm contracts added $42 million to purchased power expense. Increased usage of transmission systems owned by third parties added $15 million and Demand Side Management costs added $71 million to expense. The Company estimates that current customer participation in the Demand Side Management programs has resulted in a load curtailment of approximately 1,559,000 MWhs for the first half of 2002. Partially offsetting these increases in expense was a 9% decrease in short-term firm and spot market purchase volumes, which decreased costs by $89 million, and an 18% decrease in purchase volumes relating to long-term firm contracts, which decreased costs by $42 million. The decreases in volume pertain to reductions in long-term firm sales commitments.

    In 2002, fuel expense increased $17 million, or 7%, to $246 million primarily due to increased thermal generation at higher cost plants.

    Total other operations and maintenance expense increased $20 million, or 8%, to $282 million. In 2002, the Company leased a new generating turbine that added $18 million to expense. The levels and timing of capital projects and related expenditures resulted in a $9 million decrease. Other employee related expenses increased $2 million. In addition, tree trimming costs increased by $3 million in 2002.

    Depreciation expense increased by $5 million, or 2%, to $198 million primarily due to increased plant in service.

    Administrative and general expenses increased $44 million, or 62%, to $116 million. Amortization of deferred transition costs allowed by state regulators and amortization of regulatory assets reestablished in 2001 under a Utah rate order contributed $10 million and $3 million, respectively, to the increase. Employee related expenses increased $4 million, primarily due to the effect of a favorable return on pension plan assets on pension expense in the prior year. In 2002, the proportion of expenditures capitalized fell from the levels capitalized in the prior year, which resulted in a $19 million increase in expense. Increased use of external service providers, primarily on strategic and risk initiatives, added $4 million to expenses.

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  Interest Expense

    Domestic electric operations interest expense decreased $19 million primarily due to lower debt balances.

Year 2001 vs Year 2000

  Overview

    The year 2001 was a period of unprecedented change in the utility and energy businesses. Market forces drove record increases in purchased power prices and economic growth tightened the availability of excess power. During the period, the Company, along with other WSCC companies, was required to purchase power at unprecedentedly high short-term firm and spot market prices. The increase in power prices was driven by numerous factors, including increased load demands resulting from economic growth in the region, unusually low hydroelectric conditions, and unplanned outages in generation facilities in the WSCC, along with high natural gas prices. On November 24, 2000, the Company's Hunter power plant experienced a failure of a 430 MW generation unit that returned to service during May 2001. In May 2000, the Company sold the Centralia plant and mine, which had contributed up to 637 MW of the Company's generation portfolio. While these market conditions contributed to doubling of wholesale revenues to $2.08 billion, the $1.05 billion increase in wholesale revenues was more than offset by the $1.52 billion, or 159%, increase in purchased power costs.

    Domestic electric operations' contribution to earnings on common stock was $110 million in 2001 compared to $11 million in 2000. The nondeductible nature of most merger costs contributed to an effective tax rate of 81% in 2000 compared to 41% in 2001 for domestic electric operations.

    Income before income taxes was $216 million in 2001 and $155 million in 2000. Significant, nonrecurring items in 2001 include $9 million pretax in merger costs and regulatory asset write backs of $43 million pretax, which reduced operating expenses. After adjusting for these nonrecurring items, income before income taxes would have been $182 million in 2001. Significant, nonrecurring expenses in 2000 included $207 million pretax in merger costs and $23 million of write-offs of assets under construction. After adjusting for these nonrecurring items, income before income taxes would have been $385 million in 2000. This $203 million decrease in adjusted income before income taxes was primarily the result of the net unfavorable impact of a reduction in wholesale sales volume and increased purchased power costs described above, partially offset by retail and other revenue growth of $194 million and decreased other operations and maintenance and administrative, general and other tax expense.

    The Company achieved $101 million, or 12%, reduction in operations and maintenance and administrative, general and other tax expense, which can be largely attributed to savings realized in implementation of the Company's transition plan, the May 2000 sale of the Centralia plant and mine, and a favorable variance due to the $23 million pretax prior year write-off of assets under construction.

  Revenues

    Total domestic electric operations revenues increased $1.24 billion, or 38%, from 2000 to $4.53 billion in 2001. This was primarily attributable to increases in wholesale sales of $1.05 billion and a $134 million increase in retail revenues.

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    Wholesale revenues increased $1.05 billion, or 102%. Sales prices for short-term firm and spot market sales averaged $107 per MWh in 2001 compared to $27 per MWh in 2000, resulting in a price related increase of $1.56 billion. Partially offsetting this was a 27% decrease in short-term firm and spot market sales that decreased revenues by $560 million. This decrease in volume was due to the sale of the Centralia plant, the decrease in hydro availability, the outage of the Hunter unit, and the increase in load requirements, all of which impacted the amount of available power to sell on the short-term and spot market. Increased prices and volumes relating to long-term firm contracts added $36 million and $13 million, respectively, to revenues.

    Residential revenues increased by $53 million, or 7%. Growth in the average number of customers of 2% added $14 million to revenues. Price increases in Oregon, Utah and Wyoming added $27 million to revenues in 2001. Volume increases of 3%, primarily due to weather, increased residential revenues by $12 million.

    Industrial revenues increased $36 million, or 5%. Price increases in Oregon, Utah and Wyoming increased revenues by $31 million. Increased irrigation usage added $9 million to revenues.

    Commercial revenues increased $43 million, or 6%, primarily as a result of strong economic activity in Utah and Oregon. Growth in the average number of commercial customers of 3% added $22 million to revenues and volume increases of 6% added $20 million to revenues.

    Other revenues increased by $60 million, or 82%, primarily due to an increase in wheeling revenues from increased usage of the Company's transmission system by third parties.

  Operating Expenses

    Operating expenses increased $1.38 billion, or 51%, to $4.08 billion in 2001. This was primarily attributable to increased purchased power expense due to significantly increased prices on short-term firm and spot market purchased power and an increase in the volume purchased resulting from increased demand. Additional factors included a decrease in the Company's system generation resulting from the outage of the Hunter unit, the decrease in hydro availability, and the sale of the Centralia plant and mine.

    Purchased power expense was $2.48 billion, an increase of $1.52 billion, or 159%. Significantly higher prices on short-term firm and spot market purchases increased purchased power expense by $1.25 billion, which is net of the effect of deferred accounting treatment received from the regulatory authorities in Utah, Oregon, Wyoming, and Idaho of $139 million for power posts that vary from costs included in determining rates. Supply in the WSCC did not keep pace with increased demand due in large part to economic growth. These factors, along with unanticipated generation outages in the WSCC, including the outage at the Company's Hunter unit, and the reduction in supply from hydroelectric facilities due to unusually low precipitation, led to increases in the level and volatility of power prices in 2001. Short-term firm and spot market purchase prices averaged $103 per MWh in 2001 compared to $28 per MWh in 2000. Short-term firm and spot market purchase volumes were flat compared to the prior year. Increased prices and volumes relating to long-term firm contracts added $92 million and $105 million, respectively, to purchased power expense. Increased usage of transmission systems owned by third parties added $43 million to expense.

    Fuel expense decreased $21 million, or 4%, to $491 million. This decrease is attributed to an 8% reduction in thermal generation to 48.5 million MWh, which reflects the May 2000 sale of the Centralia plant and the unplanned Hunter unit outage. Additionally, hydroelectric production decreased 37% to 3.4 million MWh due to unusually low rainfall in the region, which had the effect of increasing the average overall cost per MWh.

S–22

    Total operations and maintenance expense and administrative, general and other tax expense decreased by $101 million. The Company is implementing a transition plan and the effects of that process are included in the variances in operations and maintenance expense, as well as administrative, general and taxes, other than income taxes discussed below.

    Other operations and maintenance expense decreased $19 million, or 4%. The sale of the Centralia plant and mine drove a $6 million decrease in expense. Bad debt expense decreased by $8 million. Operations and maintenance expense in 2000 included $23 million of write-offs of assets under construction and $4 million of write-offs of obsolete inventory. Offsetting these net favorable variances was increased labor expense of $19 million resulting from an increasing amount of work relating to expense rather than capital projects.

    Depreciation and amortization expense increased $9 million, or 2%, to $389 million primarily due to increased depreciation rates.

    Administrative, general and taxes, other than income taxes decreased $82 million, or 27%. Decreased labor and severance costs contributed $51 million to this variance, including $14 million of merger costs recorded in the prior year. Employee related expenses decreased $33 million, primarily due to the impact of favorable returns on pension plan assets on pension expense.

    Included within other operating income in 2001 was a $43 million gain relating to rate orders received which provided recovery for previously denied costs and resulted in the establishment of $43 million of regulatory assets. In addition, the Company recorded a loss of $14 million on the sale of the Centralia plant and mine.

  Interest Expense

    Domestic electric operations interest expense decreased $16 million primarily due to proceeds received from asset sales and dividends received that were used to pay down intercompany and external debt balances.

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DESCRIPTION OF THE BONDS

    Set forth below is a description of the specific terms of the Bonds. This description supplements, and should be read together with, the description of the Additional Bonds in the accompanying base prospectus under the caption DESCRIPTION OF ADDITIONAL BONDS. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the Mortgage and the supplemental indenture pertaining to the Bonds. Capitalized terms used in this DESCRIPTION OF BONDS that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Mortgage or the supplemental indenture.

General

    The Bonds will be issued as a series of First Mortgage Bonds under the Mortgage. The Bonds will initially be limited in aggregate principal amount to $  00,000,000.

    The entire principal amount of the Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on November  , 20  . The Bonds are not subject to any sinking fund provision. The Bonds are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

    Each Bond will bear interest at the rate of  % per annum from the date of original issuance, payable semi-annually in arrears on May  and November  of each year (each, an Interest Payment Date). The initial Interest Payment Date is May  , 2002. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

    So long as the Bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Bonds are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day of the month before the applicable Interest Payment Date.

Ranking

    The Bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The Bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

Further Issuances

    The Bonds will be limited initially to $ 00,000,000 in aggregate principal amount. We may, however, "reopen" the Bonds and issue an unlimited principal amount of additional Bonds of this series in the future.

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Optional Redemption

    The Bonds are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of Bonds then outstanding to be redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus      basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

    We will mail a notice of redemption at least 30 days before the Redemption Date to each holder of Bonds to be redeemed. If we elect to partially redeem the Bonds, the trustee will select in a fair and appropriate manner the Bonds to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Bonds or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds (Remaining Life).

    "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

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    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

    "Reference Treasury Dealer" means:

  •
  each of J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealers selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Upon issuance, the Bonds will be represented by one or more fully registered global certificates. Each global certificate will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities. See BOOK—ENTRY ISSUANCE in the accompanying base prospectus.

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UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have agreed to purchase severally, and we have agreed to sell to them, the principal amount of the Bonds set forth opposite their names below:

Name	Principal Amount of Bonds
J.P. Morgan Securities Inc.	$
Salomon Smith Barney Inc.
Barclays Capital Inc.
Deutsche Banc Alex. Brown, Inc.
Banc One Capital Markets, Inc.
Tokyo-Mitsubishi International plc

Total	$

    J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as joint bookrunners in connection with the offering of the Bonds.

    The Underwriting Agreement provides that the obligations of the several underwriters to purchase and pay for the Bonds are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Bonds if any are taken.

    The underwriters initially propose to offer part of the Bonds directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.  % of the principal amount of the Bonds. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.  % of the principal amount of the Bonds. After the initial offering of the Bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

    We estimate that our total offering expenses, not including the underwriting discount, will be approximately $500,000.

    We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act).

    We do not intend to apply for listing of the Bonds on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the Bonds. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds.

    In connection with the offering of the Bonds, the joint bookrunners, on behalf of the underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase Bonds in the open market for the purpose of

S–27

pegging, fixing or maintaining the price of the Bonds. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

    J.P. Morgan Securities Inc. (JPMorgan) will make the Bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make Bonds available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

    Certain of the underwriters and their affiliates engage in various general financing and banking transactions with the Company and its affiliates.

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LEGAL MATTERS

    Certain legal matters in connection with the offering of the Bonds will be passed upon for the Company by Stoel Rives LLP and for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, which also performs certain legal services for our parent company and its affiliates (including the Company) from time to time in connection with other matters. Milbank, Tweed, Hadley & McCloy LLP will rely upon Stoel Rives LLP with respect to certain matters of state law.

EXPERTS

    The financial statements incorporated in this prospectus supplement by reference to the Company's Annual Report on Form 10-K for the years ended March 31, 2001 and 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

    The financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the three months ended March 31, 1999 and the year ended December 31, 1998 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information of PacifiCorp for the three-month periods ended June 30, 2001 and the three- and six-month periods ended September 30, 2001 incorporated herein by reference, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, in their separate reports dated August 17, 2001 and October 19, 2001 included in PacifiCorp's June 30 and September 30, 2001 Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement of which this prospectus supplement is a part prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

S–29

PROSPECTUS

$1,850,000,000

PacifiCorp

First Mortgage Bonds
Unsecured Debt Securities
No Par Serial Preferred Stock

    PacifiCorp, an Oregon corporation (the "Company"), may from time to time offer

    •
    First Mortgage Bonds ("Additional Bonds"),

    •
    unsecured debt securities, including subordinated debt securities ("Unsecured Debt Securities"), and

    •
    shares of its No Par Serial Preferred Stock ("Additional Preferred Stock"),

all at prices and on terms to be determined at the time of sale. Additional Bonds, Unsecured Debt Securities and Additional Preferred Stock (collectively, the "Securities") may be issued in one or more issuances or series and the aggregate initial offering price thereof will not exceed $1,850,000,000.

    The Company will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, dividend rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

    The Securities may be sold directly by the Company, through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 22 of this prospectus also provides more information on this topic.

    The Company's principal executive offices are located at 825 NE Multnomah, Portland, Oregon 97232 and its telephone number is (503) 813-5000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

The date of this prospectus is December 21, 1999.

THE COMPANY

General

    The Company is an electricity company in the United States and Australia. In the United States, the Company conducts its retail electric utility business as Pacific Power and Utah Power, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp Group Holdings Company ("Holdings"), a wholly owned subsidiary, holds the stock of subsidiaries conducting businesses not regulated as domestic electric utilities. Holdings indirectly owns 100% of Powercor Australia Limited, the largest of the five electric distribution companies in Victoria, Australia.

    The Company's strategic business plan is to focus on its electricity businesses in the western United States and Australia. As part of its strategic business plan, the Company is selling its other domestic and international businesses, and is terminating all of its business development activities outside of the United States and Australia. Holdings continues to liquidate portions of the loan, leasing, real estate and affordable housing investment portfolio of PacifiCorp Financial Services, Inc. ("PFS"). PFS presently expects to retain only its tax-advantaged investments in leveraged lease assets and limit its pursuit of tax-advantaged investment opportunities.

    For additional information concerning the Company's business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings, including the status of industry restructuring in the Company's service areas and its effect on the Company, and descriptions of certain laws and regulations to which it is subject, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

Proposed Merger with ScottishPower

    On December 6, 1998, the Company signed an agreement and plan of merger with Scottish Power plc ("ScottishPower"). ScottishPower subsequently announced its intention to establish a new holding company for the ScottishPower group pursuant to a court-approved reorganization in the United Kingdom. Accordingly, on February 23, 1999, the parties executed an amended and restated merger agreement under which the Company will become an indirect, wholly owned subsidiary of the new holding company, which has been renamed Scottish Power plc ("New ScottishPower"), and ScottishPower will become a sister company to the Company. The combined company will have seven million customers and 23,500 employees worldwide and will be headquartered in Glasgow, Scotland. The Company will continue to operate under its current name, and its headquarters will remain in Portland, Oregon.

    In the merger, each share of the Company's common stock will be converted into the right to receive 0.58 New ScottishPower American Depositary Shares (each New ScottishPower American Depositary Share represents four ordinary shares), which will be listed on the New York Stock Exchange, or, upon the proper election of the holders of the Company's common stock, 2.32 ordinary shares of New ScottishPower, which will be listed on the London Stock Exchange.

    The proposed merger was approved by the shareholders of both companies in June 1999. In addition, the proposed merger has received clearance from the U.S. Federal Energy Regulatory Commission, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and from United Kingdom and Australian regulatory authorities. The California Public Utilities Commission approved the merger application in June 1999. Formal regulatory hearings were completed in all other states that have jurisdiction over the Company by the end of August. In October 1999, the companies received approval for the merger from the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, and in November 1999, the Idaho Public Utilities Commission and the Public Service Commission of Wyoming approved the merger. Both companies have an application pending for approval with the Utah Public Service Commission. Staff members in these states recommended approval of the merger, subject to certain conditions. All Federal approvals, including, without limitation, approvals from the Federal Communications Commission and the Nuclear Regulatory Commission, have been obtained.

    Both companies expect that all regulatory approvals will be obtained before the end of the year.

    The outstanding shares of the Company's three classes of preferred stock will not be converted in the merger and will continue to have the same rights and preferences they had before the merger. However, the merger agreement requires the Company to redeem the $1.16, $1.18 and $1.28 series of its preferred stock before the merger. The Company's outstanding debt securities, including its first mortgage bonds and subordinated debt securities, will continue to be outstanding after the merger.

    For additional information concerning the Company's proposed merger with ScottishPower, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges of the Company for the years ended December 31, 1994 through 1998 and for the nine months ended September 30, 1999, calculated as required by the Commission, are 2.9x, 2.7x, 2.5x, 1.7x, 1.6x and 2.7x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of

  (i)
  income from continuing operations,

  (ii)
  taxes based on income from continuing operations,

  (iii)
  minority interest in the income of majority-owned subsidiaries that have fixed charges,

  (iv)
  fixed charges, and

  (v)
  undistributed losses (income) of less than 50% owned affiliates without loan guarantees.

    "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the years ended December 31, 1994 through 1998 and for the nine months ended September 30, 1999, calculated as required by the Commission, are 2.4x, 2.3x, 2.3x, 1.6x, 1.5x and 2.5x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of:

  (i)
  income from continuing operations,

  (ii)
  taxes based on income from continuing operations,

  (iii)
  minority interest in the income of majority-owned subsidiaries that have fixed charges,

  (iv)
  fixed charges, and

  (v)
  undistributed losses (income) of less than 50% owned affiliates without loan guarantees.

    "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations. "Preferred stock dividends" represents preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. The Company also files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as the Company) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. The Company's SEC filings, and other information on the Company, may also be obtained on the Internet at its web site at www.pacificorp.com although information contained on the Company's web site does not constitute part of this prospectus.

    The SEC allows the Company to "incorporate by reference" the information that it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Later information that the Company files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. The Company has filed with the SEC and incorporates by reference the documents below:

  (i)
  The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Company's Form 10-K/A dated April 30, 1999 and the Company's Form 10-K/A dated June 29, 1999;

  (ii)
  The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  (iii)
  The Company's Current Reports on Form 8-K dated December 7, 1998 (including Form 8-K/A Amendment No. 1), February 16, 1999 and May 9, 1999; and

  (iv)
  The Company's definitive Proxy Statement/Prospectus dated May 6, 1999, which is part of the Registration Statement on Form F-4 filed on May 6, 1999 by Scottish Power plc and New Scottish Power plc, Registration No. 333-77877.

    You may request a free copy of any of these filings by writing or telephoning the Company at the following address or telephone number:

PacifiCorp
825 NE Multnomah
Portland, Oregon 97232
Attention: Investor Relations
Telephone Number: (503) 813-5000

    You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. The Company has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. The Company is not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

    Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by the Company from the issuance and sale of the Securities will initially become part of the general funds of the Company and will be used to repay all or a portion of the Company's short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt.

DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of three classes of preferred stock ("Preferred Stock"): 126,533 shares of 5% Preferred Stock of the stated value of $100 per share ("5% Preferred Stock"), 3,500,000 shares of Serial Preferred Stock of the stated value of $100 per share ("Serial Preferred Stock") and 16,000,000 shares of No Par Serial Preferred Stock ("No Par Serial Preferred Stock"); and 750,000,000 shares of Common Stock ("Common Stock").

    Following is a brief summary of the relative rights and preferences of the various classes of the Company's capital stock, which does not purport to be complete. For a complete description of the relative rights and preferences of the various classes of the Company's capital stock, reference is made to Article III of the Company's Third Restated Articles of Incorporation (the "Articles"), a copy of which is an exhibit to the registration statement.

General

    The Company's Articles provide that Serial Preferred Stock and No Par Serial Preferred Stock each may be issued in one or more series and that all such series of each such class, respectively, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the Company's Board of Directors at the time of its creation and expressed in a resolution, as to:

  •
  the dividend rate or rates, which may be subject to adjustment,

  •
  the date or dates from which dividends shall be cumulative,

  •
  the dividend payment dates,

  •
  the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution or winding up of the Company,

  •
  the rights of conversion, if any, into shares of Common Stock and the terms and conditions of any such conversion,

  •
  provisions, if any, for the redemption or purchase of shares, which may be at the option of the Company or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment, and

  •
  with respect to the No Par Serial Preferred Stock, voting rights.

    The specific terms of the series of Additional Preferred Stock to which this prospectus relates, including the dividend rate (or, if the rate is not fixed, the method of determining the dividend rate) and restrictions, the liquidation preference per share, the voting rights for shares of such series, redemption or conversion provisions, if any, and other specific terms of such series, will be set forth in a prospectus supplement.

Dividends

    Each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the Articles at the time of creation of each series. Subject to the prior rights of each class of Preferred Stock (and to the rights of any other classes of preferred stock hereafter authorized), the Common Stock alone is entitled to all dividends other than those payable in respect of each class of Preferred Stock.

    For certain restrictions on the payment of dividends, reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein and to "Description of Additional Bonds—Dividend Restrictions" herein.

Liquidation Rights

    Upon involuntary liquidation of the Company, each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to the stated value thereof or, in the case of the No Par Serial Preferred Stock, the amount fixed as the consideration therefor in the resolution creating the series of No Par Serial Preferred Stock, in each case plus accrued dividends to the date of distribution.

    Upon voluntary liquidation of the Company, each outstanding series of No Par Serial Preferred Stock (other than the $7.70 Series and the $7.48 Series, which are entitled to $100 per share) and Serial Preferred Stock (other than the 7.00%, 6.00%, 5.00% and 5.40% Series, which are entitled to $100 per share) is entitled to an amount equal to the then current redemption price for such series and the 5% Preferred Stock is entitled to $110 per share, in each case plus accrued dividends to the date of distribution, pari passu with each other class and in preference to the Common Stock.

    Subject to the rights of each class of Preferred Stock (and to the rights of any other class of preferred stock hereafter authorized), the Common Stock alone is entitled to all amounts available for distribution upon liquidation of the Company other than those to be paid on each class of Preferred Stock.

Voting Rights

    The holders of the 5% Preferred Stock, Serial Preferred Stock and Common Stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the No Par Serial Preferred Stock are entitled to such voting rights as are set forth in the Articles upon creation of each series. Certain series of No Par Serial Preferred Stock may not be entitled to vote on matters presented to shareholders generally, including the election of directors. During any periods when dividends on any class of Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, the holders of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, have the right to elect a majority of the full Board of Directors. No Preferred Stock dividends are in arrears at the date of this prospectus.

    Holders of the outstanding shares of any class of Preferred Stock are entitled to vote as a class on certain matters, such as changes in the aggregate number of authorized shares of the class and certain changes in the designations, preferences, limitations or relative rights of the class. The vote of holders of at least two-thirds of each class of Preferred Stock is required prior to creating any new stock ranking prior thereto or altering its express terms to its prejudice. The vote of holders of a majority of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, is required prior to merger or consolidation and prior to making certain unsecured borrowings and certain issuances of Preferred Stock.

    None of the Company's outstanding shares of capital stock has cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Board of Directors.

    None of the Company's outstanding shares of capital stock has any preemptive rights.

Voting on Certain Transactions

    Under the Articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of the Company or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of the Company or its subsidiaries, or any issuance of voting securities of the Company, will require in addition to existing voting requirements, approval by at least 80% of the outstanding Voting Stock (for purposes of this provision, Voting Stock is defined as all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered as one class). A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the Voting Stock. The 80% voting requirement will not apply in the following instances:

  •
  The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

  •
  The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the Continuing Directors (as defined in the Articles) at least equivalent to, the highest per-share price paid by the Related Person for any Voting Stock acquired by it;

  •
  At least two-thirds of the Continuing Directors expressly approved in advance the acquisition of the Voting Stock that caused such Related Person to become a Related Person; or

  •
  The transaction is approved by at least two-thirds of the Continuing Directors.

    This provision of the Articles may be amended or replaced only upon the approval of the holders of at least 80% of the Voting Stock.

Classification of Board; Removal

    The Board of Directors of the Company is divided into three classes, designated Class I, Class II, and Class III, each class as nearly equal in number as possible. The directors in each class serve staggered three-year terms such that one-third (or as close thereto as possible) of the Board of Directors is elected each year. A vote of at least 80% of the votes entitled to be cast at an election of directors is required to remove a director without cause, and at least two-thirds of the votes entitled to be cast at an election of directors are required to remove a director for cause. Any amendment or revision of this provision requires the approval of at least 80% of the votes entitled to be cast at an election of directors.

DESCRIPTION OF ADDITIONAL BONDS

General

    Additional Bonds may be issued from time to time under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Mortgage unless otherwise noted.

    The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into the Company or the conveyance or transfer to the Company by another such company of all or substantially all of such company's property that is of the same character as Property Additions under the Mortgage, an existing mortgage constituting a first lien on operating properties of such other company may be designated by the Company as a Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to such additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of Bonds under the Mortgage.

    The Company expects to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to such Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See "Book-Entry Issuance."

Maturity and Interest Payments

    Reference is made to the prospectus supplement relating to any Additional Bonds for the date or dates on which such Bonds will mature; the rate or rates per annum at which such Bonds will bear interest; and the times at which such interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under "—Redemption or Purchase of Additional Bonds" below, will be as established in or pursuant to resolutions of the Board of Directors of the Company at the time of issuance of the Additional Bonds.

Redemption or Purchase of Additional Bonds

    The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage or may be subject to repurchase at the option of the holder.

    Reference is made to the prospectus supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of such Bonds.

    If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

    While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

    Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the redemption or repurchase of Bonds of any series. (Articles XII and XIII)

Security and Priority

    The Bonds issued under the Mortgage will be secured by a first mortgage lien on certain utility property owned from time to time by the Company and/or Class "A" Bonds held by the Mortgage Trustee. The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

    There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; the Company's interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The Company has reserved the right, without any consent or other action by holders of Bonds of the Eighth Series or any subsequently created series of Bonds (including the Additional Bonds), to amend the Mortgage in order to except from the Lien of the Mortgage allowances allocated to steam-electric generating plants owned by the Company, or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

    The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation or merger (whether or not the Company is the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to the Company or sale of substantially all of the Company's assets. In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title. (Section 18.03)

    The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

    The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of:

  (1)
  70% of qualified Property Additions after adjustments to offset retirements;

  (2)
  Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee;

  (3)
  retirement of Bonds or certain prior lien bonds; and/or

  (4)
  deposits of cash.

With certain exceptions in the case of clause (2) and (3) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the issue of Additional Bonds, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by the Company, and all other indebtedness secured by a lien prior to the Lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Articles IV through VII)

    Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

    The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 to 1.07 and 4.01 to 7.01)

Release and Substitution of Property

    Property subject to the Lien of the Mortgage may be released upon the basis of:

  (1)
  the release of such property from the Lien of a Class "A" Mortgage;

  (2)
  the deposit of cash or, to a limited extent, purchase money mortgages;

  (3)
  Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

  (4)
  waiver of the right to issue Bonds.

Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property may be released without funding other property. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09)

Certain Covenants

    The Mortgage contains a number of covenants by the Company for the benefit of bondholders, including provisions requiring the Company to maintain the Mortgaged and Pledged Property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX; Section 9.06)

Dividend Restrictions

    The Mortgage provides that the Company may not declare or pay dividends (other than dividends payable solely in shares of Common Stock) on any shares of Common Stock if, after giving effect to such declaration or payment, the Company would not be able to pay its debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

Foreign Currency Denominated Bonds

    The Mortgage authorizes the issuance of Bonds denominated in foreign currencies, provided that the Company deposits with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of such deposit, a financial rating at least as high as that of the Company that, in the opinion of an independent expert, gives the Company at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. The Company believes that such a currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant Bonds, holders of such Bonds would have a claim on the assets of the Company which is greater than that to which holders of dollar-denominated Bonds issued at the same time would be entitled.

The Mortgage Trustee

    The Chase Manhattan Bank acts as lender under loan agreements with the Company and affiliates of the Company, and serves as trustee under indentures and other agreements involving the Company and its affiliates.

Modification

    The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the series of Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without the consent of such holder. (Article XXI)

    Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" Bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

    "Defaults" are defined in the Mortgage as:

      (1) default in payment of principal;

      (2) default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds;

      (3) default in payment of principal or interest with respect to certain prior lien bonds;

      (4) certain events in bankruptcy, insolvency or reorganization;

      (5) default in other covenants for 90 days after notice; or

      (6) the existence of any default under a Class "A" Mortgage which permits the declaration of the principal of all of the bonds secured by such Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

    An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all such mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

    The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Section 15.03) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Section 15.16) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

    Under the terms of the Mortgage, the Company will be discharged from any and all obligations under the Mortgage in respect of the Bonds of any series if the Company deposits with the Mortgage Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the Bonds of such series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept such deposit unless it is accompanied by an Opinion of Counsel to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the

Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of such Bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and/or discharge had not occurred. (Section 20.02)

    Upon such deposit, the obligation of the Company to pay the principal of (and premium, if any) and interest on such Bonds shall cease, terminate and be completely discharged.

    In the event of any such defeasance and discharge of Bonds of such series, holders of Bonds of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Bonds of such series. (Section 20.02)

DESCRIPTION OF UNSECURED DEBT SECURITIES

General

    The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an "Indenture"), between the Company and the trustees named below, or other bank or trust company to be named as trustee (each, an "Indenture Trustee"). The Unsecured Debt Securities will be unsecured obligations of the Company. If so provided in the prospectus Supplement, the Unsecured Debt Securities will be subordinated obligations of the Company ("Subordinated Debt Securities"). Except as may otherwise be described in the prospectus supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the "Subordinated Indenture"), between the Company and The Bank of New York, as Trustee. Except as may otherwise be described in the prospectus supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1996 (the "Unsecured Indenture"), between the Company and The Chase Manhattan Bank, as Trustee. Except as otherwise specified herein, the term "Indenture" includes the Subordinated Indenture and the Unsecured Indenture.

    The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the registration statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

    The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors. (Section 2.01) The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder. The Company's Articles limit the amount of unsecured debt that the Company may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. On June 17, 1999, a majority of the holders of the three classes of PacifiCorp preferred stock, voting together as a single class, consented to an increase of $5 billion in the amount of unsecured indebtedness permitted under the Company's Articles. At September 30, 1999, approximately $1.2 billion of unsecured debt was outstanding and approximately $5.9 billion of additional unsecured debt could have been issued under this provision and consent. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

    Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby:

  •
  the specific title of such Unsecured Debt Securities;

  •
  any limit on the aggregate principal amount of such Unsecured Debt Securities;

  •
  the date or dates on which the principal of such Unsecured Debt Securities is payable;

  •
  the rate or rates at which such Unsecured Debt Securities will bear interest or the manner of calculation of such rate or rates;

  •
  the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities may be redeemed, in whole or in part, at the option of the Company;

  •
  the obligation, if any, of the Company to redeem or purchase such Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation;

  •
  the form of such Unsecured Debt Securities;

  •
  if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which such Unsecured Debt Securities shall be issuable; and

  •
  any and all other terms with respect to such series. (Section 2.01)

    For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable prospectus supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of the Subordinated Debt Securities to the extent such subordination terms vary from those described under "—Subordination" below.

Subordination

    The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Subordinated Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full. (Sections 14.01 to 14.04 of the Subordinated Indenture)

    The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

      (1) all indebtedness of the Company evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by the Company for money;

      (2) all indebtedness of others of the kinds described in the preceding clause (1) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

      (3) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (1) and (2);

    unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01 of the Subordinated Indenture)

    The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of September 30, 1999, Senior Indebtedness of the Company aggregated approximately $3.4 billion. As of September 30, 1999, subordinated indebtedness of the Company aggregated approximately $539 million.

    As the Subordinated Debt Securities will be issued by the Company, the Subordinated Debt Securities effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of Bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by the Company, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

Certain Covenants of the Company

    If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under "—Events of Default" below, or the Company exercises its option to extend the interest payment period described in clause (a) in the last sentence under "—General" above, the Company will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any such extended interest payment period and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full,

  (i)
  declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Common Stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or

  (ii)
  repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate stated value of all such series of Preferred Stock outstanding at the time of any such payment does not exceed five percent of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then outstanding and (b) the capital and surplus of the Company to be stated on the books of account of the Company after giving effect to such payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06 of the Subordinated Indenture) As of September 30, 1999, the aggregate stated value of such series of Preferred Stock outstanding was approximately $175 million, which represented approximately three percent of the aggregate of clauses (a) and (b) above at such date.

Form, Exchange, Registration and Transfer

    Each series of Unsecured Debt Securities will be issued in registered form and, unless otherwise specified in the applicable prospectus supplement, will be represented by one or more global certificates. If not represented by one or more global certificates, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by the Company with respect to any series of Unsecured Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. (Section 4.02) The Company may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities. The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

    In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which such Unsecured Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part. (Section 2.05)

Payment and Paying Agents

    Unless otherwise indicated in the prospectus supplement or the Unsecured Debt Securities are represented by one or more global certificates (see "Book-Entry Issuance"), payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of such Unsecured Debt Security. Unless otherwise indicated in the prospectus supplement or unless the Unsecured Debt Securities are represented by one or more global certificates, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payments on the Unsecured Debt Securities may be made

  •
  by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for such Unsecured Debt Securities or

  •
  to a holder of $1,000,000 or more in aggregate principal amount of such Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; provided that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of such Unsecured Debt Security to the Indenture Trustee. Unless otherwise indicated in the prospectus supplement, payment of interest on an Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name such Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest payment. (Sections 2.03 and 4.03)

    The Company will act as Paying Agent with respect to the Unsecured Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities. (Sections 4.02 and 4.03)

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Company and the holder of such Unsecured Debt Security will thereafter look only to the Company for payment thereof. (Section 11.06)

Agreed Tax Treatment

    The Subordinated Indenture provides that each holder of a Subordinated Debt Security, each person that acquires a beneficial ownership interest in a Subordinated Debt Security and the Company agree that for United States federal, state and local tax purposes it is intended that such Subordinated Debt Security constitutes indebtedness. (Section 13.12 of the Subordinated Indenture)

Modification of the Indenture

    The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby,

  •
  extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof,

  •
  reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to any such supplemental indenture or, in the case of the Unsecured Indenture,

  •
  reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase such percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default. (Section 9.02)

    In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for certain other usual purposes, including the creation of any new series of Unsecured Debt Securities. (Sections 2.01, 9.01 and 10.01)

Events of Default

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Unsecured Debt Securities:

  •
  default for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case default for 10 days) in payment of interest;

  •
  default in payment of principal or premium, if any;

  •
  default in other covenants (other than those specifically relating to one or more other series) for 90 days after notice; or

  •
  certain events in bankruptcy, insolvency or reorganization. (Section 6.01)

    The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series. (Section 6.06) The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with such Indenture Trustee. (Sections 6.01 and 6.06)

    The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) The Company is required to file annually with the applicable Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

Consolidation, Merger and Sale

    The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

Defeasance and Discharge

    Under the terms of the Indenture, the Company will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Unsecured Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Indenture Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of such series on the dates such payments are due in accordance with the terms of such Unsecured Debt Securities and, if, among other things, such Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, the Company delivers to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

    In addition to discharging certain obligations under the Indenture as stated above, if

    (1) the Company delivers to the Indenture Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (b) such deposit shall not result in the Company, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended, and

    (2) in the case of the Unsecured Indenture, no event or condition shall exist that would prevent the Company from making payments of the principal of (and premium, if any) or interest on the Unsecured Debt Securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period), then, in such event, the Company will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of such series.

    In the event of any such defeasance and discharge of Unsecured Debt Securities of such series, holders of Unsecured Debt Securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of such series. (Sections 11.01, 11.02 and 11.03 of the Indenture)

Governing Law

    The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

Information Concerning the Indenture Trustee

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

    The Bank of New York and The Chase Manhattan Bank serve as trustees and agents under agreements involving the Company and its affiliates.

Miscellaneous

    The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture)

BOOK-ENTRY ISSUANCE

    Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as securities depositary for each series of the Additional Bonds and the Unsecured Debt Securities. The Additional Bonds and the Unsecured Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Additional Bonds and the Unsecured Debt Securities, representing the aggregate principal amount of each series of Additional Bonds or the aggregate principal amount of each series of Unsecured Debt Securities, respectively, and will be deposited with DTC or its custodian.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Additional Bonds or Unsecured Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Additional Bonds or Unsecured Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Additional Bond and each Unsecured Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Additional Bonds or Unsecured Debt Securities. Transfers of ownership interests in the Additional Bonds or Unsecured Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Additional Bonds or Unsecured Debt Securities, except in the event that use of the book-entry system for the Additional Bonds or Unsecured Debt Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Additional Bonds or Unsecured Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Additional Bonds or Unsecured Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Additional Bonds or Unsecured Debt Securities. If less than all of the Additional Bonds or Unsecured Debt Securities are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures, which, for the Additional Bonds and Unsecured Debt Securities that are not Subordinated Debt Securities, will be by lot.

    Although voting with respect to the Additional Bonds or Unsecured Debt Securities is limited to the holders of record of the Additional Bonds or Unsecured Debt Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Additional Bonds or Unsecured Debt Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Mortgage Trustee or the Indenture Trustee, as applicable, as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Additional Bonds or Unsecured Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payments on the Additional Bonds or Unsecured Debt Securities will be made by the Mortgage Trustee and the Indenture Trustee, respectively, to DTC on behalf of the Company in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Mortgage Trustee, the Indenture Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Additional Bonds or Unsecured Debt Securities are the responsibility of the Mortgage Trustee or the Indenture Trustee, respectively, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Definitive certificates for the Additional Bonds or the Unsecured Debt Securities will be printed and delivered only if:

  •
  DTC (or any successor depositary) notifies the Company that it is unwilling or unable to continue as a depositary for the Additional Bonds or the Unsecured Debt Securities and the Company shall not have appointed a successor

  •
  the Company, in its sole discretion, determines to discontinue use of the book-entry system through DTC or any successor depositary or

  •
  an event of default occurs and is continuing with respect to the Additional Bonds under the Mortgage or with respect to the Unsecured Debt Securities under the Indenture and, in either case, holders of a majority in aggregate principal amount of Additional Bonds or Unsecured Debt Securities, as the case may be, determine to discontinue use of DTC's book-entry system.

    DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its data processing computer applications and systems relating to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. In addition, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of those services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

    DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting that information. The address is as follows: The Depository Trust Company, Year 2000 Project Office, 55 Water Street, New York, New York 10041. Telephone numbers for the DTC Year 2000 Project Office are (212) 855-8068 and (212) 855-8881. In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address: www.dtc.org.

    According to DTC, the foregoing information with respect to Year 2000 has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be accurate, but the Company assumes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

    The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are involved in the sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

    If a dealer is used in the sale of any Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to such offering.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the prospectus supplement relating to such offer or sale. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    If so indicated in an applicable prospectus supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    In connection with a particular underwritten offering of Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. A description of these activities, if any, will be set forth in the prospectus supplement relating to such offering.

    Certain of the underwriters, dealers or agents and their associates may be customers of, engage in the transactions with or perform services for the Company and its affiliates in the ordinary course of business.

    The Company will indicate in a prospectus supplement the extent to which it anticipates that a secondary market for the Securities will be available.

    Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to certain conditions, the Company may agree to indemnify the several underwriters, dealers or agents and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof.

LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Company by Stoel Rives LLP, counsel to the Company, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204.

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